Exhibit 99.1

Timberland Bancorp, Inc.

Contact: Michael R. Sand,
         President & CEO
         Dean J. Brydon, CFO
         (360) 533-4747
         www.timberlandbank.com
         ----------------------

           Timberland Bancorp Earns $1.09 Million in Fiscal 2011


HOQUIAM, WA -(November 10, 2011)- Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported earnings of $1.09 million for fiscal 2011 compared to a net loss of $(2.29 million) reported one year ago. Net income available to common shareholders for fiscal 2011, after the preferred stock dividends and the preferred stock discount accretion, was $32,000, or $0.00 per diluted common share, compared to a net loss of $(3.33 million), or $(0.50) per common share for fiscal 2010.

The Company reported a net loss of $(73,000) for its fiscal fourth quarter ended September 30, 2011. The quarter's net loss to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion, was $(339,000), or $(0.05) per common share, compared to net losses of $(1.55 million), or $(0.23) per common share for the quarter ended June 30, 2011 and $(403,000), or $(0.06) per common share for the quarter ended September 30, 2010.

"We believe the fiscal 2011 profit, while modest, marks a turning point for Timberland and reflects improving conditions in our markets," said Michael R. Sand, President and Chief Executive Officer. "With asset quality improving, net charge-offs declining, very strong capital and a stable net interest margin, we are well positioned to capitalize on the emerging recovery. In addition to attracting deposits from our area residents, who are increasingly choosing to bank with local institutions, we are actively lending in all of our markets, with the strongest demand emerging along the I-5 corridor."

"Historically low interest rates have increased the demand for home mortgages and business loans," Sand continued. "Housing prices, low mortgage rates and improving household incomes have all worked to make housing more affordable for consumers. The housing affordability index in the region is at historically high levels." Doug Pederson in October's Puget Sound Economic Forecaster Housing Report stated, "You have to go back to the second quarter of 1973, the tail end of the Boeing Bust, to find homes even marginally more affordable than they are today."

Fiscal 2011 Highlights (at or for the period ended September 30, 2011, compared to September 30, 2010, or June 30, 2011):

     * Net income of $1.09 million for fiscal 2011 compared to a net loss of $(2.29 million) for fiscal 2010;
     * Capital levels remain very strong: Total Risk Based Capital of 16.46%; Tier 1 Leverage Capital Ratio of 11.09%; Tangible Capital to Tangible
     *  Assets Ratio of 10.95%, all solidly above well capitalized levels;
     * Asset quality continues to improve with the ratio of non-performing assets to total assets decreasing to 4.81% at September 30, 2011, from 5.53% at both June 30, 2011 and September 30, 2010;
     * The provision for loan losses decreased to $1.76 million in the fourth quarter of fiscal 2011, from $3.40 million in the preceding quarter, and $2.01 million in the fiscal fourth quarter one year ago;
     * Net interest margin remained strong at 3.78% for fiscal 2011 and 3.75% for the fourth quarter of fiscal 2011;
     * Net loans increased 1.3% from the prior quarter, reflecting growing demand from both business and retail customers;
     *  Non-interest income for fiscal 2011 increased 52% from fiscal 2010;
     *  Net charge-offs for fiscal 2011 decreased 55% from fiscal 2010;
     * Core deposits, excluding time certificates, account for 61% of total deposits, up from 58% a year ago. There continues to be no brokered CDs in the deposit mix;
     * Book value per common share was $9.97 and tangible book value per common share was $9.11 at year end.

Timberland Q4 Earnings
November 10, 2011
Page 2


Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.46%, a Tier 1 leverage capital ratio of 11.09% and a tangible capital to tangible assets ratio of 10.95% at September 30, 2011.

"Asset quality continues to improve on virtually every metric," said Sand. "As a result, we were able to reduce our provision for loan losses in both the fourth quarter and the fiscal year." Timberland provisioned $1.76 million to its loan loss allowance during the quarter ended September 30, 2011 compared to $3.40 million in the preceding quarter and $2.01 million in the comparable quarter one year ago. In fiscal 2011, the loan loss provision totaled $6.76 million, down 36% from $10.55 million in fiscal 2010. Net charge-offs for the fourth fiscal quarter, decreased to $1.60 million compared to $3.41 million for the preceding quarter and $1.64 million for the comparable quarter one year ago. Net charge-offs for fiscal 2011 decreased 55% to $6.08 million from $13.46 million for fiscal 2010.

Non-accrual loans totaled $21.6 million at September 30, 2011 and were comprised of 64 loans and 52 credit relationships. By category: 50% of non-accrual loans are secured by land and land development properties; 31% are secured by commercial properties; 12% are secured by residential properties; 4% are secured by residential construction projects; and 3% are secured by commercial real estate construction projects.

The loan loss allowance of $11.9 million represented 2.21% of loans receivable and loans held for sale at September 30, 2011. Total delinquent loans (past due 30 days or more) and non-accrual loans declined to $43.2 million at September 30, 2011 compared to $45.0 million at June 30, 2011. The non-performing assets ("NPAs") to total assets ratio improved to 4.81% at September 30, 2011 compared to 5.53% at both June 30, 2011 and September 30, 2010. Loans past due 90 days and still accruing, decreased to $305,000 at September 30, 2011 from $4.9 million at June 30, 2011.

Other real estate owned ("OREO") and other repossessed assets decreased to $10.8 million at September 30, 2011 from $11.0 million at June 30, 2011 and $11.5 million at September 30, 2010. At September 30, 2011 the OREO portfolio consisted of 46 individual properties and four other repossessed assets. The properties consisted of two condominium projects totaling $3.5 million, 28 land parcels totaling $3.3 million, 11 single family homes totaling $1.9 million, three commercial real estate properties totaling $1.2 million and two land development projects totaling $794,000. During the quarter ended September 30, 2011 seven OREO properties totaling $1.1 million were sold for a net gain of $38,000. In fiscal 2011, 37 properties totaling $5.17 million were sold for a net gain of $548,000.

Balance Sheet Management

Total assets increased to $738.2 million at September 30, 2011 from $735.0 million at June 30, 2011. The increase in total assets was primarily the result of a $6.7 million increase in net loans receivable and a $2.2 million increase in bank owned life insurance ("BOLI"). During the quarter ended September 30, 2011 Timberland purchased an additional $2.0 million of BOLI.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 21.1% of total liabilities at September 30, 2011 compared to 21.6% at June 30, 2011 and 21.4% one year ago. "We continue to stay on the short end of the yield curve to manage interest rate risk," said Dean Brydon, Chief Financial Officer.

Net loans receivable increased slightly more than 1% to $528.0 million at September 30, 2011 from $521.3 million at June 30, 2011. The increase was primarily due to a $16.2 million increase in commercial real estate loan balances and smaller increases in commercial business loan balances and one-to four-family loan balances. These increases were partially offset by decreases in construction and land development loan balances, land loan balances and consumer loan balances. Commercial real estate loan balances increased and construction loan balances decreased during the quarter primarily because three commercial construction projects totaling $13.2 million, completing their construction phase, converted to permanent financing.

Timberland continued reducing its exposure to construction and land development loans and land loans. Construction and land development loan balances decreased to $52.5 million at September 30, 2011, a 23% decrease from the preceding quarter and a 24% decrease year-over-year. The Bank's land loan portfolio decreased to $49.2 million at September 30, 2011, a 22% decrease year-over-year. The well diversified land portfolio consists of 389 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties. The average loan balance for the entire land portfolio was approximately $127,000 at September 30, 2011.

Timberland Q4 Earnings
November 10, 2011
Page 3



LOAN PORTFOLIO
($ in thousands)      Sept. 30, 2011     June 30, 2011      Sept 30, 2010
                     Amount   Percent   Amount   Percent   Amount   Percent
                    --------  -------  --------  -------  --------  -------
Mortgage Loans:
  One-to four-
   family           $114,680       20% $112,838       20% $121,014       22%
  Multi-family        30,982        6    31,058        6    32,267        6
  Commercial         246,037       44   229,800       41   208,002       37
  Construction and
   land development   52,484        9    68,017       12    69,271       12
  Land                49,236        9    50,238        9    62,999       11
                    --------  -------  --------  -------  --------  -------
    Total mortgage
     loans           493,419       88   491,951       88   493,553       88

Consumer Loans:
  Home equity and
   second mortgage    36,008        7    36,991        7    38,418        7
  Other                8,240        1     8,226        1     9,086        2
                    --------  -------  --------  -------  --------  -------
    Total consumer
     loans            44,248        8    45,217        8    47,504        9

Commercial business
 loans                22,510        4    20,621        4    17,979        3
                    --------  -------  --------  -------  --------  -------
Total loans          560,177      100%  557,789      100%  559,036      100%
                              =======            =======            =======
Less:
  Undisbursed
   portion of
   construction
   loans in process  (18,265)           (22,713)           (17,952)
  Deferred loan
   origination fees   (1,942)            (1,988)            (2,229)
  Allowance for
   loan losses       (11,946)           (11,790)           (11,264)
                    --------           --------           --------
Total loans
 receivable, net    $528,024           $521,298           $527,591
                    ========           ========           ========

CONSTRUCTION LOAN COMPOSITION
($ in thousands)      Sept. 30, 2011      June 30, 2011     Sept. 30, 2010
                              Percent            Percent            Percent
                              of Loan            of Loan            of Loan
                               Port-              Port-              Port-
                      Amount   folio     Amount   folio     Amount   folio
                    --------  -------  --------  -------  --------  -------
Custom and owner /
 builder            $ 26,205        4% $ 28,128        5% $ 30,945        5%
Speculative one- to
 four-family           1,919        1     3,028        1     4,777        1
Commercial real
 estate               12,863        2    26,081        4    23,528        4
Multi-family
 (including
 condominium)          9,322        1     8,254        1     3,587        1
Land development       2,175        1     2,526        1     6,434        1
                    --------  -------  --------  -------  --------  -------
  Total
   construction
   loans            $ 52,484        9% $ 68,017       12% $ 69,271       12%
                    ========  =======  ========  =======  ========  =======


Timberland originated $37.1 million of loans during the quarter ended September 30, 2011 compared to $35.7 million for the preceding quarter and $49.3 million for the comparable quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income. During the quarter ended September 30, 2011, $16.1 million of one-to-four family fixed-rate mortgage loans were sold compared to $8.2 million for the preceding quarter and $24.0 million for the quarter ended one year ago.

Timberland's mortgage-backed securities ("MBS") and other investments decreased by $1.1 million during the quarter to $10.9 million at September 30, 2011 from $12.0 million at June 30, 2011, primarily as a result of prepayments and scheduled amortization. During the quarter ended September 30, 2011, other-than-temporary-impairment ("OTTI") credit related write-downs and realized losses of $111,000 were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. At September 30, 2011 the Bank's remaining private label mortgage-backed securities portfolio had been reduced to $3.4 million from an original acquired balance of $15.3 million.

Timberland Q4 Earnings
November 10, 2011
Page 4


DEPOSIT BREAKDOWN
($ in thousands)
                        Sept. 30, 2011     June 30, 2011    Sept. 30, 2010
                        Amount  Percent   Amount  Percent   Amount  Percent
                       -------- -------  -------- -------  -------- -------
Non-interest bearing   $ 64,494      11% $ 57,735      10% $ 58,755      10%
N.O.W. checking         155,299      26   158,725      27   153,304      26
Savings                  83,636      14    77,391      13    67,448      12
Money market             61,028      10    56,151       9    55,723      10
Certificates of
 deposit under $100     141,899      24   146,037      25   150,633      26
Certificates of
 deposit $100 and over   86,322      15    93,459      16    93,006      16
Certificates of
 deposit - brokered          --      --        --      --        --      --
                       -------- -------  -------- -------  -------- -------
  Total deposits       $592,678     100% $589,498     100% $578,869     100%
                       ======== =======  ======== =======  ======== =======


Total deposits increased 1% to $592.7 million at September 30, 2011, from $589.5 million at June 30, 2011 primarily as a result of a $6.8 million increase in non-interest bearing account balances, a $6.2 million increase in savings account balances and a $4.9 million increase in money market account balances. These increases were partially offset by an $11.3 million decrease in CD account balances and a $3.4 million decrease in N.O.W. checking account balances.

Total shareholders' equity decreased $129,000 to $86.21 million at September 30, 2011, from $86.33 million at June 30, 2011. The decrease in equity was primarily a result of the accrual of preferred stock dividends and the net loss for the quarter. Timberland continues to remain very well capitalized with a total risk based capital ratio of 16.46% and a Tier 1 leverage capital of 11.09%. Book value per common share was $9.97 and tangible book value per common share was $9.11 at September 30, 2011.

Operating Results

Fiscal fourth quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights ("MSRs")), increased to $8.61 million from $8.48 million for the preceding quarter and decreased from $8.80 million for the comparable quarter one year ago. Operating revenue increased in the current quarter compared to the preceding quarter primarily due to an increase in gains on sale of loans. For fiscal 2011, operating revenue decreased 1% to $34.16 million from $34.42 million for fiscal 2010 primarily due to a decrease in net interest income.

Net interest income decreased to $6.34 million for the quarter ended September 30, 2011, from $6.41 million in both the preceding quarter and the comparable quarter one year ago. The net interest margin for the current quarter of 3.75% was relatively unchanged from the 3.76% margin reported for the preceding quarter and the 3.77% margin reported for the comparable quarter one year ago. The net interest margin was reduced by approximately four basis points for the quarter ended September 30, 2011 by the reversal of interest income on loans placed on non-accrual status during the quarter. For fiscal 2011, net interest income decreased 1% to $25.43 million from $25.64 million for fiscal 2010. Timberland's net interest margin for the year ended September 30, 2011 was 3.78% compared to 3.87% for the year ended September 30, 2010.

Timberland provisioned $1.76 million to its loan loss allowance for the quarter ended September 30, 2011, compared to $3.40 million in the preceding quarter and $2.01 million in the comparable quarter one year prior. For fiscal 2011, the provision for loan losses decreased 36% to $6.76 million compared to $10.55 million for fiscal 2010. Net charge-offs for the quarter ended September 30, 2011 decreased to $1.60 million compared to $3.41 million for the quarter ended June 30, 2011 and $1.64 million for the quarter ended September 30, 2010. Net charge-offs decreased 55% to $6.08 million for fiscal 2011 from $13.46 million for fiscal 2010.

Non-interest income increased 6% to $1.86 million in the fourth quarter of fiscal 2011, from $1.76 million in the preceding quarter and 37% from $1.36 million for the comparable quarter one year ago. Non-interest income was reduced in the current quarter by a $298,000 non-cash valuation allowance on the Bank's mortgage servicing rights ("MSRs") asset and a $111,000 OTTI credit related write-down on private label mortgage-backed securities. The valuation allowance on the Bank's MSR asset was primarily a result of a decrease in mortgage interest rates at September 30, 2011 relative to June 30, 2011. The

Timberland Q4 Earnings
November 10, 2011
Page 5

decrease in mortgage interest rates increased estimated mortgage prepayment speeds, shortened the estimated average life of loans comprising the MSR asset and reduced the fair value of the MSR asset. For fiscal 2011, non-interest income increased 52% to $8.68 million from $5.70 million for fiscal 2010, primarily due to a $1.75 million reduction in the OTTI charges recorded and a $1.30 million net MSR valuation adjustment.

Total operating (non-interest) expenses decreased 2% to $6.63 million for the fourth fiscal quarter from $6.78 million for the immediately prior quarter and increased 10% from $6.03 million for the comparable quarter one year ago. The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a decrease in OREO related expenses and foreclosure and loan administrative expenses, which were reflected in the other non-interest expense category.

Operating expenses increased 5% in fiscal 2011, to $25.96 million from $24.64 million for fiscal 2010, primarily as a result of increased salary and employee benefits expense, increased foreclosure and loan administration expenses, and increased OREO related expenses. These increases were partially offset by a reduction in FDIC insurance expense and directors and officers insurance expense.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank"). The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions, including regulatory memoranda of understandings ("MOUs") to which we are subject; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, the interpretation of regulatory capital or other rules and any changes in the rules applicable to institutions participating in the TARP Capital Purchase Program; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Q4 Earnings
November 10, 2011
Page 6


TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS            Three Months Ended
($ in thousands, except per share
 amounts)                                 Sept. 30,    June 30,   Sept. 30,
(unaudited)                                    2011        2011        2010
                                         ----------  ----------  ----------
  Interest and dividend income
  Loans receivable                       $    8,010  $    8,192  $    8,683
  MBS and other investments                     127         141         215
  Dividends from mutual funds                     7           8           8
  Interest bearing deposits in banks             87          90          90
                                         ----------  ----------  ----------
    Total interest and dividend income        8,231       8,431       8,996
                                         ----------  ----------  ----------

  Interest expense
  Deposits                                    1,331       1,463       1,821
  FHLB advances and other borrowings            562         556         768
                                         ----------  ----------  ----------
    Total interest expense                    1,893       2,019       2,589
                                         ----------  ----------  ----------
    Net interest income                       6,338       6,412       6,407

  Provision for loan losses                   1,758       3,400       2,005
                                         ----------  ----------  ----------
    Net interest income after provision
     for loan losses                          4,580       3,012       4,402
                                         ----------  ----------  ----------

  Non-interest income
  OTTI and realized losses on MBS and
   other investments, net                      (111)       (165)       (151)
  Service charges on deposits                 1,032         993       1,022
  Gain on sale of loans, net                    336         247         560
  Bank owned life insurance ("BOLI") net
   earnings                                     155         121         122
  Servicing income on loans sold                 22           7          48
  Valuation allowance on mortgage
   servicing rights ("MSRs")                   (298)       (137)       (890)
  ATM transaction fees                          526         515         432
  Other                                         199         180         213
                                         ----------  ----------  ----------
    Total non-interest income, net            1,861       1,761       1,356
                                         ----------  ----------  ----------

  Non-interest expense
  Salaries and employee benefits              3,186       3,150       3,047
  Premises and equipment                        707         667         648
  Advertising                                   196         235         203
  OREO and other repossessed assets
   expense, net                                 443         496         114
  ATM expenses                                  219         203         208
  FDIC insurance                                242         248         336
  Insurance                                      60          56         151
  Postage and courier                           140         139         139
  Amortization of core deposit
   intangible ("CDI")                            42          42          48
  State and local taxes                         147         155         173
  Professional fees                             186         190         102
  Other                                       1,059       1,201         860
                                         ----------  ----------  ----------
    Total non-interest expense                6,627       6,782       6,029
                                         ----------  ----------  ----------

  Loss before income taxes                     (186)     (2,009)       (271)
  Benefit for income taxes                     (113)       (729)       (130)
                                         ----------  ----------  ----------
    Net loss                             $      (73) $   (1,280) $     (141)
                                         ----------  ----------  ----------

  Preferred stock dividends              $     (208) $     (208) $     (208)
  Preferred stock discount accretion            (58)        (57)        (54)
                                         ----------  ----------  ----------

Timberland Q4 Earnings
November 10, 2011
Page 7

  Net loss to common shareholders        $     (339) $   (1,545) $     (403)
                                         ==========  ==========  ==========

  Net loss per common share:
    Basic                                $    (0.05) $    (0.23) $    (0.06)
    Diluted                              $    (0.05) $    (0.23) $    (0.06)
  Weighted average common shares
   outstanding:
    Basic                                 6,745,633   6,745,250   6,715,734
    Diluted                               6,745,633   6,745,250   6,715,734

Timberland Q4 Earnings
November 10, 2011
Page 8

TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS                       Year Ended
($ in thousands, except per share)                    Sept. 30,   Sept. 30,
(unaudited)                                                2011        2010
                                                     ----------  ----------
Interest and dividend income
Loans receivable                                     $   32,976  $   35,344
MBS and other investments                                   612         910
Dividends from mutual funds                                  31          35
Interest bearing deposits in banks                          347         307
                                                     ----------  ----------
  Total interest and dividend income                     33,966      36,596

Interest expense
Deposits                                                  6,136       7,807
FHLB advances and other borrowings                        2,397       3,154
                                                     ----------  ----------
  Total interest expense                                  8,533      10,961
                                                     ----------  ----------
  Net interest income                                    25,433      25,635

Provision for loan losses                                 6,758      10,550
                                                     ----------  ----------
  Net interest income after provision for loan
   losses                                                18,675      15,085
                                                     ----------  ----------

Non-interest income

OTTI and realized losses on MBS and other
 investments, net                                          (449)     (2,196)
Gain on sale of MBS and other investments                    79          --
Service charges on deposits                               3,907       4,240
Gain on sale of loans, net                                1,548       1,547
BOLI net earnings                                           516         491
Servicing income on loans sold                                9         135
Valuation recovery (allowance) on MSRs                      405        (890)
ATM transaction fees                                      1,911       1,619
Other                                                       755         750
                                                     ----------  ----------
  Total non-interest income, net                          8,681       5,696
                                                     ----------  ----------

Non-interest expense
Salaries and employee benefits                           12,578      12,066
Premises and equipment                                    2,743       2,768
Advertising                                                 800         829
OREO and other repossessed assets expense, net            1,374         882
ATM expenses                                                802         698
FDIC insurance                                            1,161       1,659
Insurance                                                   359         435
Postage and courier                                         540         539
Amortization of CDI                                         167         191
State and local taxes                                       622         626
Professional fees                                           753         664
Other                                                     4,064       3,284
                                                     ----------  ----------
  Total non-interest expense                             25,963      24,641
                                                     ----------  ----------

Income (loss) before income taxes                         1,393      (3,860)
Provision (benefit) for income taxes                        304      (1,569)
                                                     ----------  ----------
  Net income (loss)                                  $    1,089  $   (2,291)
                                                     ----------  ----------

Timberland Q4 Earnings
November 10, 2011
Page 9

Preferred stock dividends                            $     (832) $     (832)
Preferred stock discount accretion                         (225)       (210)
                                                     ----------  ----------
Net income (loss) to common shareholders             $       32  $   (3,333)
                                                     ==========  ==========

Net income (loss) per common share:
  Basic                                              $     0.00  $    (0.50)
  Diluted                                            $     0.00  $    (0.50)
Weighted average common shares outstanding:
  Basic                                               6,745,347   6,713,766
  Diluted                                             6,745,524   6,713,766

Timberland Bancorp, Inc.
November 10, 2011
Page 10

TIMBERLAND BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)
 (unaudited)                                Sept. 30,   June 30,  Sept. 30,
                                                 2011       2011       2010
                                            ---------  ---------  ---------
Assets
Cash and due from financial institutions    $  11,455  $  10,997  $   9,466
Interest-bearing deposits in other banks      100,610    103,306    102,320
                                            ---------  ---------  ---------
  Total cash and cash equivalents             112,065    114,303    111,786
                                            ---------  ---------  ---------

Certificate of deposits ("CDs") held for
 investment, at cost                           18,659     18,087     18,047
Mortgage-backed securities and other
 investments:
  Held to maturity, at amortized cost           4,145      4,283      5,066
  Available for sale, at fair value             6,717      7,679     11,119
FHLB stock                                      5,705      5,705      5,705

Loans receivable                              535,926    532,322    535,885
Loans held for sale                             4,044        766      2,970
Less: Allowance for loan losses               (11,946)   (11,790)   (11,264)
                                            ---------  ---------  ---------
  Net loans receivable                        528,024    521,298    527,591
                                            ---------  ---------  ---------

Premises and equipment, net                    17,389     16,981     17,383
OREO and other repossessed assets, net         10,811     10,996     11,519
BOLI                                           15,917     13,762     13,400
Accrued interest receivable                     2,411      2,527      2,630
Goodwill                                        5,650      5,650      5,650
Core deposit intangible                           397        439        564
Mortgage servicing rights, net                  2,108      2,463      1,929
Prepaid FDIC insurance assessment               2,103      2,335      3,268
Other assets                                    6,123      8,510      7,030
                                            ---------  ---------  ---------
  Total assets                              $ 738,224  $ 735,018  $ 742,687
                                            =========  =========  =========

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand       $  64,494  $  57,735  $  58,755
Deposits: Interest-bearing                    528,184    531,763    520,114
                                            ---------  ---------  ---------
  Total deposits                              592,678    589,498    578,869
                                            ---------  ---------  ---------

FHLB advances                                  55,000     55,000     75,000
Repurchase agreements                             729        598        622
Other liabilities and accrued expenses          3,612      3,588      2,788
                                            ---------  ---------  ---------
  Total liabilities                           652,019    648,684    657,279
                                            ---------  ---------  ---------

Shareholders' equity
Preferred stock, $.01 par value; 1,000,000
 shares authorized; 16,641 shares, Series
 A, issued and outstanding $1,000 per share
 liquidation value                             15,989     15,932     15,764
Common stock, $.01 par value; 50,000,000
 shares authorized; 7,045,036 shares issued
 and outstanding                               10,457     10,464     10,377
Unearned shares- Employee Stock Ownership
 Plan                                          (1,983)    (2,049)    (2,247)
Retained earnings                              62,270     62,608     62,238
Accumulated other comprehensive loss             (528)      (621)      (724)
                                            ---------  ---------  ---------
  Total shareholders' equity                   86,205     86,334     85,408
                                            ---------  ---------  ---------
  Total liabilities and shareholders'
   equity                                   $ 738,224  $ 735,018  $ 742,687
                                            =========  =========  =========

Timberland Bancorp, Inc.
November 10, 2011
Page 11

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share
 amounts) (unaudited)

                                               Three Months Ended
                                      ------------------------------------
                                       Sept. 30,     June 30,    Sept. 30,
                                            2011         2011         2010
                                      ----------   ----------   ----------
PERFORMANCE RATIOS:
Loss on average assets (a)                 (0.04)%      (0.69)%      (0.08)%
Return (loss) on average equity (a)        (0.34)%      (5.83)%      (0.66)%
Net interest margin (a)                     3.75%        3.76%        3.77%
Efficiency ratio                           80.83%       82.98%       77.66%

                                                    Year Ended
                                      ------------------------------------
                                       Sept. 30,                 Sept. 30,
                                            2011                      2010
                                      ----------                ----------
Return (loss) on average assets (a)         0.15%                    (0.32)%
Return (loss) on average equity (a)         1.26%                    (2.65)%
Net interest margin (a)                     3.78%                     3.87%
Efficiency ratio                           76.11%                    78.65%

                                       Sept. 30,     June 30,    Sept. 30,
                                            2011         2011         2010
                                      ----------   ----------   ----------
ASSET QUALITY RATIOS:
Non-accrual loans                     $   21,589   $   21,545   $   24,864
Past due 90 days and still accruing          305        4,893        1,325
Non-performing investment securities       2,796        3,184        3,390
OREO and other repossessed assets         10,811       10,996       11,519
                                      ----------   ----------   ----------
Total non-performing assets (b)       $   35,501   $   40,618   $   41,098
                                      ==========   ==========   ==========

Non-performing assets to total
  assets (b)                                4.81%        5.53%        5.53%
Net charge-offs during quarter        $    1,603   $    3,408   $    1,641
Allowance for loan losses to non-
 accrual loans                                55%          55%          45%
Allowance for loan losses to loans
 receivable, net (c)                        2.21%        2.21%        2.09%
Troubled debt restructured loans on
 accrual status (d)                   $   18,166   $   20,783   $    8,995

CAPITAL RATIOS:
Tier 1 leverage capital                    11.09%       11.01%       10.96%
Tier 1 risk based capital                  15.19%       15.34%       15.00%
Total risk based capital                   16.46%       16.60%       16.26%
Tangible capital to tangible
  assets(e)                                10.95%       11.01%       10.75%

BOOK VALUES:
Book value per common share           $     9.97   $     9.99   $     9.89
Tangible book value per common
  share(e)                            $     9.11   $     9.13   $     9.00

____________________________________________
(a) Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets. Troubled debt restructured loans on accrual status are not included.
(c) Includes loans held for sale and is before the allowance for loan losses.
(d) Does not include troubled debt restructured loans totaling $7,376, $4,956 and $7,405 reported as non-accrual loans at September 30, 2011, June 30, 2011 and September 30, 2010, respectively.
(e) Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q4 Earnings
November 10, 2011
Page 12



AVERAGE BALANCE SHEETS:                            Three Months Ended
                                            --------------------------------
($ in thousands) (unaudited)                 Sept. 30,   June 30,  Sept. 30,
                                                  2011       2011       2010
                                            ---------- ---------- ----------
Average total loans                         $  537,612 $  537,858 $  544,561
Average total interest-bearing assets (a)      675,800    682,529    678,925
Average total assets                           737,152    743,207    737,854
Average total interest-bearing deposits        526,659    535,873    518,683
Average FHLB advances and other borrowings      55,502     55,509     75,584
Average shareholders' equity                    86,465     87,797     86,086

                                                        Year Ended
                                            --------------------------------
                                             Sept. 30,             Sept. 30,
                                                  2011                  2010
                                            ----------            ----------
Average total loans                         $  537,739            $  550,050
Average total interest-bearing assets (a)      673,536               661,697
Average total assets                           733,328               718,179
Average total interest-bearing deposits        528,961               499,473
Average FHLB advances and other borrowings      55,511                78,402
Average shareholders' equity                    86,631                86,570

_________________________________________
(a) Includes loans and investment securities on non-accrual status